Exhibit 99.1

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355
Media:
Mike Marcy, Manager of External Affairs, (210) 626-4697
Tesoro Corporation Announces Election of Patrick Y. Yang to Board of Directors
SAN ANTONIO – December 9, 2010 – Tesoro Corporation (NYSE:TSO) announced today the election of Patrick Y. Yang, Ph.D., as a new member of the Board of Directors, increasing its size from eight to nine members.
     Mr. Yang, 62, is Head of Global Technical Operations for F. Hoffmann-La Roche Ltd., which operates in the pharmaceutical and diagnostics industry and sells products in more than 150 countries. He joined Roche in 2009 and is responsible for the company’s pharmaceutical manufacturing, process development, engineering, quality, regulatory, supply chain and procurement.
     “I am very excited about joining the Tesoro Board of Directors,” Mr. Yang said. “It’s evident there is a strong team spirit and a shared vision to make Tesoro the best company in the refining industry.”
     Before joining Roche, Mr. Yang worked for Genentech, Merck & Co., General Electric and Life Systems, during which time he developed significant experience with pharmaceuticals manufacturing, engineering, technology, and supply chain management. He previously served on the board of TaiMed Biologics.

     “We are very fortunate to have Pat on our board,” said Tesoro President and CEO Greg Goff. “His over 30 years of experience in driving manufacturing excellence will be a great asset to Tesoro, while his diverse professional background will also bring a valued perspective to the board.”
     Mr. Yang earned a Bachelor of Science in Engineering from the National Chiaotung University in Taiwan, a Master of Science in Electrical Engineering from the University of Cincinnati and a Ph.D. in engineering from the Ohio State University.
     Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro’s retail-marketing system includes over 875 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.
     This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the timing of certain transactions and anticipated quantity of retail stations represented by acquired contracts. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.”
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